Exhibit 99.1

CONTACT:

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH ANNOUNCES MEDIATED SETTLEMENT WITH ST. JUDE MEDICAL

IN ANGIO-SEAL LICENSE DISPUTES AND 5 YEAR EXTENSION AND EXPANSION OF COLLAGEN SUPPLY AGREEMENT

EXTON, PA, March 16, 2012 – Kensey Nash Corporation (NASDAQ: KNSY) today announced that the Company has entered into a settlement agreement with St. Jude Medical which resolves all disputes between the two companies relating to the Angio-Seal vascular closure device licenses, as well as other related claims. As part of the settlement agreement, the companies also agreed to extend their collagen supply agreement through 2017 and expand the minimums to be provided over the contract term to five million units.

Under the terms of the agreement, Kensey Nash will receive $39 million from St. Jude, payable in 12 equal quarterly payments beginning March 31, 2012, in lieu of all future royalties for the Angio-Seal and all other related claims. The Company expects to recognize the $39 million as royalty revenue on a straight line basis beginning January 2012 through April 2014, which is the expiration of the last to expire of patents exclusively licensed by Kensey Nash to St. Jude under the settlement agreement and acknowledged by both parties to cover the Angio-Seal device. Additionally, Kensey Nash will continue to be the exclusive outside supplier of collagen for the Angio-Seal device through 2017. The approximate value of the minimum orders under the collagen supply agreement over the five year extension is $31 million.

“We are pleased the mediation process led to a fair and swift resolution for both parties, and we are excited that our long-term relationship with St. Jude will continue through at least 2017. This settlement eliminates the uncertainty that had existed with our royalty income and our role as a long term supplier of collagen,” commented Joe Kaufmann, President and CEO.

Updated Fiscal 2012 Guidance. As a result of the settlement, the Company has now updated its fiscal 2012 guidance as follows:

(in millions except per share data)

	Three Months Ended March 31, 2012	Three Months Ended June 30, 2012		Fiscal 2012
Net Sales	$16.1- $16.3	$17.5- $18.0	*	$65.5- $66.3
Royalties	$5.7- $5.9	$5.7- $6.0		$22.3- $22.8
Total Revenues	$21.7- $22.1	$23.2- $24.0	*	$87.9- $89.1
Adjusted Earnings Per Share**	N/A	N/A		$1.59- $1.63	***
As Reported Earnings Per Share**	$0.33- $0.35	$0.43- $0.45		$1.51- $1.55

*	Includes approximately $1.5 million of additional milestone revenue due to the expected close-out of the Spectranetics development agreement, the accounting for which is not finalized, and subject to change.
**	Tax treatment and transaction costs of settlement transaction are not finalized, and are not reflected in fiscal 2012 guidance.
***	Adjusted earnings per share is a non-GAAP financial measure and should not be considered as a replacement for GAAP results or guidance. For a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, see the accompanying table to this release.

Preliminary Fiscal 2013 Guidance. The Company is providing preliminary top level guidance for fiscal 2013 which includes the impact of the settlement, and the expected collagen orders under the new supply agreement. Total fiscal 2013 revenues are expected to be approximately $100 million, and earnings per share are expected to exceed $2.00 per share.

Conference Call and Webcast. The Company will be hosting a teleconference regarding the matters discussed in this press release at 8:30 A.M., Eastern Time, on Monday, March 19th. To participate in the teleconference call, please dial 480-629-9035. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To do so, please go to www.kenseynash.com and choose the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software. A replay of the teleconference will be archived at www.kenseynash.com and may be accessed following the teleconference. The teleconference call will also be available for replay starting Monday, March 19, 2012 at 10:30 A.M. Eastern Time through Monday, March 26, 2012 at 11:59 P.M. Eastern Time by dialing 1-800-475-6701 with an access code of 242034.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, endovascular and general surgery markets. For more information, visit www.kenseynash.com.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including the statements regarding the future impact of the settlement and new long-term supply agreements with St. Jude Medical and the Company’s updated fiscal 2012 guidance and preliminary 2013 guidance. The forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify the forward-looking-statements by using words such as “plan,” “expect,” “will,” “would,” “should,” “believe,” “guidance” and similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, St. Jude’s success in selling the Angio-Seal device and the extent to which St. Jude Medical is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device in excess of the contractual minimums under the Company’s extended collagen supply agreement with St. Jude, the success of the Company’s other customers and partners (including Arthrex, Stryker and Synthes) in selling Kensey Nash related products in the marketplace, the Company’s success in its research and development efforts (including in its cartilage repair, extracellular matrix and adhesive materials programs), the Company’s success in and the uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes’ success in distributing the Norian products, the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company’s products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Twelve Months Ended June 30, 2012 Estimated Adjusted Earnings Per Share

Fiscal 2012 Guidance
Earnings Per Share - GAAP	$1.51- $1.55
Inventory Step-up Amortization expense (a)	$0.08
Adjusted Diluted Earnings Per Share	$1.59- $1.63

(a)	Estimated diluted earnings per share for the twelve months ended June 30, 2012 includes acquired inventory step-up non-cash expense of approximately $1,030,000 ($670,000 net of tax), or $0.08 diluted per share tax-effected, recorded during the first and second quarters of fiscal 2012 in connection with the Norian asset acquisition. This represents the purchase accounting adjustment related to assigning a fair value to the acquired inventory at the date of acquisition to adjust inventory for the estimated capitalized manufacturing profit in the acquired inventory. This non-cash charge to cost of products sold was recorded over the expected inventory turn-over period, as the capitalized manufacturing profit added to inventory under purchase accounting was sold within approximately five months of the date of acquisition.

Note: Adjusted Diluted Earnings Per Share is adjusted from GAAP results to exclude the acquired inventory step-up non-cash expense described above. To supplement its consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation provides and uses non-GAAP measures, such as Adjusted Diluted Earnings Per Share, because Kensey Nash management believes that in order to better understand the Company’s short-term and long-term operating trends, investors may wish to consider Kensey Nash’s operating results excluding the impact of certain non-operating items, non-cash expenses and expenses that the Company believes are not indicative of its core operating results or future performance (such as acquisition related charges including inventory step-up and related income tax adjustments). These items result from facts and circumstances (such as business development activities and acquisitions) that vary in frequency and impact on the Company’s results of operations. Accordingly, the Company believes that its presentation of these non-GAAP measures may enhance investors’ overall understanding of the Company’s historical and current financial performance. In addition, Kensey Nash management uses these non-GAAP measures to forecast and evaluate the operational performance of the Company and for planning purposes, as well as to compare results of current periods to prior periods on a consolidated basis.

Adjusted Diluted Earnings Per Share and other Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.